QUANTITATIVE GROUP OF FUNDS

Establishment and Designation

of

Quant Foreign Value Small Cap Fund

A new series of the Quantitative Group of Funds

The undersigned, being a majority of the Trustees of the Quantitative Group of Funds (the “Trust”), acting pursuant to Article III of the Agreement and Declaration of Trust (the “Declaration”) of the Trust, do hereby divide the shares of beneficial interest of Trust (the “Shares”) to create a new series of the Trust:

1. The series is established and designated hereby “Quant Foreign Value Small Cap Fund.”

2. Quant Foreign Value Small Cap Fund shall be entitled to all of the rights and preferences accorded to other series of Shares under the Declaration.

3. The purchase price of Quant Foreign Value Small Cap Fund, the method of determining the net asset value of Quant Foreign Value Small Cap Fund and the relative dividend rights of holders of Quant Foreign Value Small Cap Fund shall be established by the Trustees of the Quant Foreign Value Small Cap Fund in accordance with the provisions of the Declaration and shall be set forth in the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 29th day of April, 2008.

/s/ Robert M. Armstrong Robert M. Armstrong Trustee	/s/ William H. Dunlap William H. Dunlap Trustee
/s/ John M. Bulbrook John M. Bulbrook Trustee	/s/ Clinton S. Marshall Clinton S. Marshall Trustee
/s/ Edward A. Burrows Edward A. Burrows Trustee	/s/ Willard L. Umphrey Willard L. Umphrey Trustee

BOS-1160500 v1